Exhibit 99.4

Icoria 2005-2006 Retention Plan

Purpose: At the request of the Compensation Committee, develop a retention compensation plan that retains and motivates key employees based on corporate performance and extension of cash runway.

Eligible Employees: Executive group, leadership members, and key lead scientists (total of 16 of 80 employees).

Performance Period: August 1, 2005 to July 31, 2006

Performance Categories: 1) Strategic Alliance (‘SA”) which results in Financing, 2) Financing alone, 3) Strategic Alliance alone, or 4) M&A. Individual earned payments will be a function of base pay to relative value (units) under each scenario.

Plan Funding:

•	SA and Financing or Financing Alone: Plan funded based on the number of months of runway financed, post April 2006

•	Strategic Alliance alone: Plan funded based on the evaluation of the Committee of the quality of the Strategic Alliance(s) completed prior to July 31, 2006

•	M&A: Plan funded based on proceeds after investment banking fees.

Payout Opportunity Pool (Aggregate)

SA and Financing		Financing alone		Strategic Alliance alone		M&A
5%	9 months	5%	9 months	Minor	$300,000	4%	<$10MM
7.5%	12 months	5%	12 months	Material	$600,000	6%	$10 to 15
10%	15 months	5%	15 months	Major	$900,000	8%	$15>

Notes:	1. Pool cannot exceed $1.2MM
2. In the case of an M&A, the net transaction must be at least $6MM
3. In the case of SA/Financing or Financing alone, a minimum of 9 months of runway must be exceeded to trigger a payout (beginning May, 2006)

Definition of Strategic Alliance alone Performance Levels:

Minor: Meaningful alliance(s) completed which creates opportunity to extend runway by 9 months or more. Alliance(s) contain numerous milestones that must be achieved.

Material: Meaningful alliance(s) completed and progress against key initial milestones is complete or largely complete. Creates opportunity to extend runway by 12 months or more.

Major: Meaningful alliance(s) completed including initial milestones – announcements of the alliances resulted in an increase in the stock price. Creates opportunity to extend runway by 15 months or more.

Pool Distribution: Amounts funded will be paid 35% to 3 Executive Team members and 65% to the remaining participants. If employee terminates prior to the award being paid or is on a performance improvement plan his/her otherwise earned payout is forfeited. A minimum of 50% of forfeited payments will be returned to shareholders.

Payment Timing: Except in the case of Strategic Alliance alone, amounts earned under this plan will be paid within 45 days after plan year-end. In the case of the Strategic Alliance alone, the Board, at its discretion, can defer evaluation of the level of performance until the end of 2006, with payouts no later than by the end of February 2007. In addition, if the strategic alliances completed prior to July 31, 2006 result in completion of financing or an M&A prior to December 31, 2006, the Committee, at its discretion, can apply the appropriate payout schedule.

Payment Method: At Committee discretion, earned payments can be made in cash, a stock vehicle, or a combination thereof. Vesting schedule at 50% immediate, 25% at end of first twelve months and 25% at end of second twelve months.

Other Considerations: Committee approved 100,000 Stock Options for each member of the Executive Group (Buzogany, Colatsky, Farabaugh) as of July 28, 2005. Vesting schedule agreed to of 50% immediate and 50% on December 31, 2006.

2